Exhibit 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Improved Second Quarter 2007 Results

Hexion Records Double-Digit Increases in Second Quarter Revenues and Operating Income Compared to Prior Year Period

COLUMBUS, Ohio – (August 14, 2007) – Hexion Specialty Chemicals, Inc. today reported its results for the second quarter ended June 30, 2007. Highlights for the second quarter of 2007 include:

•	Revenues of $1.46 billion in 2007 compared to $1.33 billion during the prior year period, an increase of 10 percent.

•

Operating income of $89 million for the second quarter of 2007 compared with second quarter of 2006 operating income of $59 million, an increase of 51 percent. Operating income for the second quarter of 2007 benefited from improved operating performance as well as lower transaction and integration costs compared to the similar year-ago period.

•

Net loss of $4 million for the 2007 quarter versus a net loss of $75 million in the second quarter of 2006. The company recorded higher interest expense in the second quarter of 2007 compared to the second quarter of 2006, which also included a $51 million loss on the extinguishment of debt.

•

Segment EBITDA (earnings before interest, taxes, depreciation and amortization) increased 15 percent to $154 million in second quarter 2007 compared to $134 million during the prior year period. (Note: Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

•

Adjusted EBITDA of $695 million for the Last Twelve Month (LTM) period ended June 30, 2007. (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income later in this release).

“Hexion posted double-digit gains in revenue, operating income and Segment EBITDA compared to the same prior year period on the strength of our broad portfolio and increasing participation in high-growth international markets,” said Craig O. Morrison, Chairman, President and CEO. “While we experienced ongoing volatility and historically high prices for several key raw materials, such as phenol and urea, our ability to leverage our contractual pass through capabilities helped us partially offset the rapid rise in raw material costs. Despite these raw material headwinds, our operating margin improved 163 basis points in the second quarter of 2007 compared to the second quarter of 2006 reflecting an ongoing focus on cost control and productivity initiatives. In addition, our selling, general and administrative expenses as a percentage of sales decreased to 7.3% in the second quarter of 2007 compared to 7.7% in the second quarter of 2006.”

“Strong international customer demand more than offset continued soft market conditions and lower volumes in the North American residential construction and automotive sector,” Morrison said. “Many of the positive demand trends we experienced in the first quarter 2007 continued

during the second quarter 2007 for our differentiated products, including epoxy resins and intermediates, phenolic specialty resins, oilfield products, international forest products resins and formaldehyde.”

During second quarter 2007, Hexion continued to realize its targeted synergies as planned, with $14 million in achieved synergies. “We remain on track to achieve $125 million in synergies by year-end 2007 from the full program target of $175 million in savings,” Morrison said.

As previously announced, Hexion entered into a definitive agreement to acquire Huntsman Corporation (NYSE: HUN) in an all-cash transaction valued at approximately $10.6 billion, including assumed debt, on July 12, 2007. Under the terms of the agreement, Huntsman stockholders will receive $28.00 in cash for each outstanding Huntsman share of common stock. The transaction is subject to various conditions, including approval by Huntsman shareholders, expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act, review by foreign jurisdictions and other customary closing conditions. The transaction is fully financed pursuant to commitments from affiliates of Credit Suisse and Deutsche Bank.

“We are working to complete the transaction during the first quarter of 2008,” Morrison said. “Our combined company will be one of the world’s largest chemical companies resulting in a significantly enhanced global presence. Our expanded portfolio will allow us to better serve the needs of our customers.”

Hexion also announced during the second quarter of 2007 that it had reached a definitive agreement to acquire the German resins and formaldehyde business of ARKEMA GmbH, which had 2006 revenues of approximately €101 million. The transaction is subject to normal governmental reviews and is expected to close during the third quarter of 2007. In addition, Hexion and OAO Shchekinoazot, a large Russian industrial chemicals producer, announced during the second quarter of 2007 that they have formed a joint venture company and will build a facility in Russia to manufacture resins for the forest products and construction markets. Production is planned to start by the end of 2007.

Six month 2007 results

Sales for the first six months of 2007 were $2.9 billion, a 13 percent increase compared to the first half of 2006. Of this 13 percent increase, acquisitions accounted for eight percentage points. Operating income for the first six months of 2007 increased to $193 million, an increase of 14 percent, compared to $170 million in the first six months of 2006, supported by successful pricing actions, the continued realization of synergies and lower transaction costs compared to the similar year-ago period, partially offset by lower volume in certain product lines. Net income for the first six months of 2007 improved by $40 million compared to the first six months of 2006. First half 2007 net income was impacted by higher interest expense compared to the first half of 2006. First half 2006 results included a $51 million loss on the extinguishment of debt.

Quarterly Segment Results

Following are net sales and Segment EBITDA by reportable segment for the three and six months ended June 30, 2007 and 2006. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate operating results and allocate resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)

	Three months ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net Sales to Unaffiliated Customers (1) (2) (3)
Epoxy and Phenolic Resins	$612	$542	$1,194	$1,069
Formaldehyde and Forest Product Resins	415	370	828	726
Coatings and Inks	341	326	685	585
Performance Products	96	88	196	180

	1,464	1,326	2,903	2,560

Segment EBITDA (2) (3)
Epoxy and Phenolic Resins	$84	$69	$180	$142
Formaldehyde and Forest Product Resins	44	38	87	72
Coatings and Inks	24	25	49	45
Performance Products	17	15	35	31
Corporate and Other	(15)	(13)	(27)	(24)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA include the acquisition of the coatings business from The Rhodia Group, the global ink and adhesive resins business of Akzo Nobel and the resins and adhesives business of Orica from January 31, 2006, June 1, 2006, and February 1, 2007, respectively, and exclude the results from Alba Adesivos, the Brazilian Consumer Divestiture, since March 31, 2006.
(3)	Certain of the Company’s product lines have been realigned, resulting in reclassifications between segments. Prior period balances have been reclassified to conform to current presentations.

Earnings Call

Hexion Specialty Chemicals, Inc. will host a teleconference to discuss Second Quarter 2007 results on Tuesday, August 14, at 9:00 a.m. Eastern Time.

Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-901-5231

International Participants: 617-786-2961

Participant Passcode: 27004174

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com.

A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time, August 14, 2007. The playback can be accessed by dialing 888-286-8010 (U.S.) and 617-801-6888 (International). The passcode is 72143419. A replay also will be available through the Investors Section of the Company’s website.

Reconciliation of Segment EBITDA to Net Income for the three months ended June 30

	Three months ended June 30,		Six Months ended June 30
	2007	2006	2007	2006
Segment EBITDA:
Epoxy and Phenolic Resins	$84	$69	$180	$142
Formaldehyde and Forest Product Resins	44	38	87	72
Coatings and Inks	24	25	49	45
Performance Products	17	15	35	31
Corporate and Other	(15)	(13)	(27)	(24)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	—	(18)	(1)	(21)
Integration costs	(11)	(13)	(20)	(23)
Non-cash charges	(10)	(6)	(15)	(13)
Unusual items:
Gain on divestiture of business	4	4	4	41
Purchase accounting effects/inventory step-up	—	(1)	—	(2)
Discontinued operations	—	(13)	—	(13)
Business realignments	(4)	(1)	(10)	(2)
Other	1	(2)	—	(4)

Total unusual items	1	(13)	(6)	20

Total adjustments	(20)	(50)	(42)	(37)
Interest expense, net	(77)	(56)	(153)	(110)
Loss on extinguishment of debt	—	(51)	—	(51)
Income tax expense	(12)	(11)	(33)	(30)
Depreciation and amortization	(49)	(41)	(96)	(78)

Net (loss) income	$(4)	$(75)	$—	$(40)

Reconciliation of Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company’s debt instruments and the Company’s senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict the Company’s ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet this ratio and also a defined Adjusted EBITDA to Fixed Charge ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting long-term growth prospects by hindering the Company’s ability to incur future indebtedness or grow through acquisitions. The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with financial covenants and assess the Company’s ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP).

Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

June 30, 2007 LTM Period
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(69)
Income taxes	17
Interest expense, net	285
Loss from extinguishment of debt	70
Depreciation and amortization expense	189

EBITDA	492
Adjustments to EBITDA:
Acquisitions EBITDA (1)	33
Transaction costs (2)	—
Integration costs (3)	54
Non-cash charges (4)	24
Unusual items:
Gain on sale of businesses	(2)
Purchase accounting effects/inventory step-up	1
Discontinued operations	1
Business realignments	6
Other (5)	6

Total unusual items	12

In process Synergies (6)	80

Adjusted EBITDA (7)	$695

Fixed charges (8)	$303

Ratio of Adjusted EBITDA to Fixed Charges	2.29

(1)	Represents the incremental EBITDA impact for the Orica Acquisition, and the announced, but not completed Arkema acquisition, as if they had taken place at the beginning of the period.
(2)	Represents the write-off of deferred accounting, legal and printing costs associated with the Company’s proposed IPO, as well as costs associated with terminated acquisition activities.
(3)	Represents redundancy and plant rationalization costs, and incremental administrative costs from integration programs. Also includes costs related to implement a single, company-wide management information and accounting system.
(4)	Includes non-cash charges for fixed asset impairments, stock based compensation expenses, and unrealized foreign exchange and derivative losses.
(5)	Includes the impact of the announced divestiture of the European solvent coating resins business, one-time benefit plan costs and management fees.
(6)	Represents estimated net unrealized synergy savings from the Hexion Formation.
(7)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under its indenture for the Second Priority Senior Secured Notes. As of June 30, 2007, the Company was able to satisfy this covenant and incur additional indebtedness under its indentures.
(8)	LTM Period fixed charges reflect pro forma interest expense as if the Orica acquisition, the announced, but not completed, Arkema acquisition and the amendment of our senior secured credit facilities, which occurred on June 15, 2007, had taken place at the beginning of the period.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2006 Annual Report on Form 10-K, and our other filings, with the Securities Exchange Commission (SEC). Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2006 Annual Report on Form 10-K, and our other filings, with the SEC.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

HEXION SPECIALTY CHEMICALS, INC.

	Three Months ended June 30,
(In millions)	2007	2006
Net sales	$1,464	$1,326
Cost of sales	1,255	1,136

Gross profit	209	190
Selling, general & administrative expense	107	102
Transaction costs	—	18
Integration costs	11	13
Other operating expense (income), net	2	(2)

Operating income	89	59
Interest expense, net	77	56
Loss on extinguishment of debt	—	51
Other non-operating expense, net	4	2

Income (loss) from continuing operations before income tax, earnings from unconsolidated entities and minority interest	8	(50)
Income tax expense	12	11

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(4)	(61)
Earnings from unconsolidated entities, net of taxes	1	—
Minority interest in net income of consolidated subsidiaries	(1)	(1)

Loss from continuing operations	(4)	(62)
Loss from discontinued operations	—	(13)

Net loss	(4)	(75)
Accretion of redeemable preferred stock	—	20

Net loss available to common shareholders	$(4)	$(95)

Comprehensive income (loss)	$38	$(36)

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions)	June 30, 2007	December 31, 2006
Assets
Current assets
Cash and equivalents	$199	$64
Accounts receivable (less allowance for doubtful accounts of $21)	887	763
Inventories:
Finished and in-process goods	398	362
Raw materials and supplies	176	187
Other current assets	112	102

Total Current Assets	1,772	1,478

Other assets	108	107

Property and equipment
Land	100	96
Buildings	298	276
Machinery and equipment	2,092	2,009

	2,490	2,381
Less accumulated depreciation	(937)	(830)

	1,553	1,551
Goodwill	206	193
Other intangible assets, net	187	179

Total assets	$3,826	$3,508

CONDENSED CONSOLIDATED BALANCE SHEETS

HEXION SPECIALTY CHEMICALS, INC. (Unaudited)

(In millions)	June 30, 2007	December 31, 2006
Liabilities and Shareholder’s Deficit
Current liabilities
Accounts and drafts payable	$655	$616
Debt payable within one year	48	66
Interest payable	55	58
Income taxes payable	57	108
Other current liabilities	283	263

Total Current Liabilities	1,098	1,111

Long-term liabilities
Long-term debt	3,561	3,326
Long-term pension and non-pension post employment benefit obligations	225	223
Deferred income taxes	150	142
Other long-term liabilities	140	107

Total Liabilities	5,174	4,909

Minority interest in consolidated subsidiaries	12	13

Commitments and contingencies

Shareholder’s Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at June 30, 2007 and December 31, 2006	1	1
Paid-in deficit	(15)	(17)
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive income	137	81
Accumulated deficit	(1,187)	(1,183)

Total shareholder’s deficit	(1,360)	(1,414)

Total liabilities and shareholder’s deficit	$3,826	$3,508

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

HEXION SPECIALTY CHEMICALS (Unaudited)

	Six months ended June 30,
(In millions)	2007	2006
Cash Flows provided by Operating Activities
Net income	$—	$(40)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96	78
Loss from discontinued operations	—	13
Write-off of deferred IPO costs	—	15
Write-off of deferred financing fees	—	9
Gain on sale of businesses, net of tax	(4)	(41)
Minority interest in net income of consolidated subsidiaries	3	3
Stock-based compensation	2	4
Deferred tax provision	4	(1)
Impairments	7	4
Debt redemption interest adjustment	—	6
Other non-cash adjustments	8	5
Net change in assets and liabilities:
Accounts receivable	(68)	(118)
Inventories	(8)	(12)
Accounts and drafts payable	4	89
Income taxes payable	(16)	14
Other assets, current and non-current	1	(19)
Other liabilities, current and long-term	11	9

Net cash provided by operating activities	40	18

Cash Flows used in Investing Activities
Capital expenditures	(47)	(58)
Capitalized interest	(1)	—
Acquisition of businesses, net of cash acquired	(63)	(185)
Deferred acquisition costs	(5)	—
Proceeds from the sale of businesses, net of cash sold	5	46

Net cash used in investing activities	(111)	(197)

Cash Flows provided by Financing Activities
Net short-term debt repayments	(13)	(8)
Borrowings of long-term debt	1,313	2,231
Repayments of long-term debt	(1,095)	(1,714)
Redemption of preferred stock	—	(397)
Long-term debt and credit facility financing fees paid	(2)	(17)
IPO related costs	—	(4)
Net cash from financing activities of discontinued operations	—	1

Net cash provided by financing activities	203	92

Effect of exchange rates on cash and equivalents	3	8
Increase (decrease) in cash and equivalents	135	(79)
Cash and equivalents at beginning of period	64	183

Cash and equivalents at end of period	$199	$104